                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[_] Definitive Proxy Statement                RULE 14A-6(e)(2))

[_] Definitive Additional Materials

[x] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                  MESA INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                     SAME
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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    Item 22(a)(2) of Schedule 14A.

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[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
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Notes:

                                                        Boone Pickens
                                               chairman of the board and chief
                                                      executive officer

                          [LOGO OF MESA APPEARS HERE]

                                August 19, 1995

Dear Fellow Shareholder:

  Not long ago I wrote you to outline in detail an ambitious program initiated by MESA's board of directors in an effort to maximize shareholder value. This program began with a comprehensive review of available strategic alternatives, and I think it is important to update you on this effort. I also want to focus your attention on some recent developments that threaten to disrupt this process and impair the value of your MESA holdings.

SEEKING TO MAXIMIZE SHAREHOLDER VALUE

  As I indicated last month, we are focusing our energies on pursuing all available strategic alternatives to maximize value for our shareholders. To facilitate this process, we have retained an independent financial adviser, Lehman Brothers Inc., and we are now in the process of pursuing a wide range of options, including:

 .  The sale or merger of MESA with another company

 .  The sale of major pieces or all of our Hugoton field properties in southwest
   Kansas

 .  A large equity infusion.

  This program is MESA's number one priority, and, accordingly, we have put this program on the fast-track and imposed an aggressive timetable to achieve our objectives. Already, Lehman Brothers has contacted more than 100 domestic and foreign companies that are candidates for any of the above. Data rooms will be open shortly enabling these companies to review the information necessary to formulate proposals. We are asking the bidders to submit definitive proposals by late November.

  OUR OBJECTIVE HAS ALWAYS BEEN TO MAXIMIZE SHAREHOLDER VALUE. It's the same goal that led us to create a master limited partnership in 1985, a structure through which we distributed more than $1.1 billion to our shareholders over a four-year period.

  MESA's personnel are the most qualified to move this process forward. Members of MESA's board and management have first-hand knowledge of MESA's assets and operations and also own substantial stakes in the company.

1400 WILLIAMS SQUARE WEST / 5205 NORTH O'CONNOR BLVD. / IRVING, TEXAS 75039-3746
                     PHONE 214 402-7001 / FAX 214 402-7023

A COORDINATED SCHEME TO ACCUMULATE SHARES AND ACQUIRE CONTROL

  In sharp contrast to the efforts of the majority of MESA's board and management to maximize value for all shareholders are the secretive, self-serving and highly disruptive activities of a dissident shareholder group. This group is being advised by David Batchelder, a former MESA employee (who owns no MESA stock for his own account), and includes investors Marvin Davis and Dennis Washington, who purchased the bulk of their holdings in 1994 but did not publicly reveal their group's existence until June 1995. This dissident group is threatening to call a special shareholders' meeting to replace your entire board (but has said they may or may not actually do so), and has filed preliminary proxy material to do so. They have also filed a lawsuit against MESA and some of your directors.

  MESA has filed a lawsuit alleging that Batchelder secretly formed a "hub-and-spoke" group to acquire MESA stock and served as the group's "hub." The suit alleges that the defendants violated Section 13(d) of the Securities Exchange Act of 1934 because they had constituted a group owning more than 5 percent of the company's stock since late 1994, but withheld that information from our shareholders until June 29, 1995.

  On several occasions from and after December 5, 1994, in discussions regarding Mr. Washington's investment in MESA, David Batchelder has stated to MESA representatives that he had "no hidden agenda" with respect to MESA. New information has come to light during the discovery stages of MESA's lawsuit against the group that casts considerable doubt on the credibility of this statement and raises serious questions about the group's motivations going forward. For example:

 .   David Batchelder recruited at least four persons in addition to Mr. Davis and Mr. Washington to acquire MESA stock during the late summer and early fall of 1994, and we believe these people are part of his "hub-and-spoke" scheme. In fact, these four persons acquired an aggregate of 5.58 million shares, or 8.7 percent, prior to December 1994.

 .   Most of David Batchelder's "spokes" agreed to pay his company, Batchelder and Partners, Inc. (BPI), 15 percent of any profits they made on their MESA stock holdings, although Mr. Davis negotiated a special 5 percent fee arrangement.

 .   Sequential purchasing of shares at separate intervals and other actions appear to show a pattern of coordination in the purchasing of MESA shares by Mr. Davis, Mr. Washington and these other investors.

 .   David Batchelder and BPI developed plans for acquiring control of MESA.
    These plans were presented to certain "spokes" during the late summer and early fall of 1994 in books entitled "Project Boot," which outlined plans for acquisitions of shares, business combinations or other transactions as well as a proxy contest.

 .   In mid-1994, David Batchelder and BPI made presentations to certain other oil and gas companies recommending that they retain BPI as a merger and acquisition adviser for the purpose of initiating attempts to acquire MESA.

  MESA believes that the Batchelder "hub-and-spoke" group's secretive and self-serving activities and continued, highly public attacks on management and the majority of the board are disrupting our program to enhance shareholder value. These activities and attacks are creating uncertainty about MESA's future, casting doubt on the credibility of the program and distracting MESA resources from the pursuit of the objectives outlined above.

  If, in fact, David Batchelder and his group have "no hidden agenda" with regard to MESA, why is the "hub-and-spoke" group continuing to criticize MESA's efforts to maximize shareholder value, a process they claim to support? Is the "hub-and-spoke" group trying to take control of MESA for their own benefit without paying you any control premium for your shares?

MY PROMISE TO YOU

  There is no greater believer in MESA--or in our ability to enhance shareholder value to the maximum extent possible--than me. I remain the company's largest individual shareholder and, in the past year-and-a-half, have purchased an additional 2.2 million shares of the company. I am as motivated as anyone to achieve full value for all MESA shareholders. I believe the best way to achieve this objective is through the program I have outlined for you.

  I appreciate your ongoing support for MESA's board and management, and I promise to do everything possible to see you receive the maximum value for your MESA holdings.

                                   Sincerely,

                                   [SIGNATURE OF BOONE PICKENS APPEARS HERE]

                                   Boone Pickens
                                   Chairman and CEO
                                   On Behalf of the Majority of MESA's
                                     Board of Directors

REQUIRED DISCLOSURE: INFORMATION REGARDING PARTICIPANTS

The Company, each of its directors (other than David H. Batchelder and Dorn Parkinson) and each of its executive officers could be deemed to be participants (within the meaning of Rule 14a-11(b) under the Securities Exchange Act of 1934, as amended) in any solicitation in opposition to the solicitation for requests to hold a special meeting of the shareholders of the Company by Dennis R. Washington, Marvin Davis and certain of his affiliates, Mr. Batchelder and Mr. Parkinson (the "13D Group"). The identities of the executive officer participants and a description of their interests in the solicitation are as follows: T. Boone Pickens, Chairman and Chief Executive Officer (owns beneficially 4,945,376 shares of Common Stock and, in 1994, was awarded total compensation of $1,944,500 and 200,000 options; Paul W. Cain, Director, President and Chief Operating Officer (owns beneficially 260,139 shares of Common Stock and, in 1994, was awarded total compensation of $643,523 and 150,000 options); Stephen K. Gardner, Vice President and Chief Financial Officer (owns beneficially 69,229 shares of Common Stock and, in 1994, was awarded total compensation of $177,951 and 85,000 options); Dennis E. Fagerstone, Vice President-Exploration and Production (owns beneficially 81,000 shares of Common Stock and, in 1994, was awarded total compensation of $350,977 and 85,000 options); Andrew J. Littlefair, Vice President-Public Affairs (owns beneficially 85,938 shares of Common Stock and, in 1994, was awarded total compensation of $252,697 and 85,000 options); and William D. Ballew, Controller (owns beneficially 51,103 shares of Common Stock and, in 1994, was awarded total compensation of $188,639 and 45,000 options). The options awarded in 1994 have an exercise price of $4.25 per share and vest as follows: 30% on June 1, 1995, 55% on December 1, 1995, 80% on December 1, 1996 and 100% on December 1, 1997. Each of the executive officers participates in the Company's Employees Premium Plan, Profit Sharing Plan and 1991 Stock Option Plan and is covered by customary liability insurance purchased by the Company. In addition, the Company permits Mr. Pickens and his affiliates to use certain of the Company's properties and assets for noncompany purposes on terms that, while not disadvantageous to the Company, may be more favorable to Mr. Pickens than those otherwise available to him. Mr. Pickens and affiliates reimbursed the Company a total of $113,894 in 1994 for the use of these assets. The Company periodically makes use of certain facilities owned by Mr. Pickens, paying for the use of these facilities at rates comparable to those charged for similar facilities owned by third parties. The Company paid Mr. Pickens $127,500 in 1994 for the use of such facilities. The identities of the non-employee director participants and a description of their interests in the solicitation are as follows: John S. Herrington (owns beneficially 10,000 shares of Common Stock); Wales H. Madden, Jr. (owns beneficially 22,000 shares of Common Stock); Fayez
S. Sarofim (owns beneficially 1,400,000 shares of Common Stock); Robert L. Stillwell (owns beneficially 26,500 shares of Common Stock); and J. R. Walsh, Jr. (owns beneficially 75,620 shares of Common Stock). Each of such non-employee directors received $20,000 cash compensation for services as a director in 1994 and is covered by customary liability insurance purchased by the Company. In addition, Mr. Sarofim is Chairman of the Board, President, and owner of a majority of the outstanding capital stock of Fayez Sarofim & Co., which acts as an investment adviser to certain employee benefit plans of the Company. During the year ended December 31, 1994, Fayez Sarofim & Co. received fees, paid by the employee benefit plans, of $135,442 for such services and has been retained to provide such services in 1995. Mr. Stillwell is a partner in the law firm of Baker & Botts, L.L.P. The Company retained Baker & Botts, L.L.P. and incurred legal fees for such services in 1994. Baker & Botts, L.L.P. has been retained to provide legal services in 1995. Mr. Walsh is President and Chairman of the Board of United Mud Service Company. The Company paid United Mud Service Company $82,428 for drilling mud and services during the year ended December 31, 1994, and expects to use United Mud Service Company for such products and services in 1995. The beneficial ownership information set forth above is as of July 31, 1995 and includes with respect to the executive officer participants an aggregate of 1,513,500 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of such date. For more detailed information regarding executive compensation and other matters described above, see the Company's Proxy Statement for its 1995 annual meeting and the Company's Proxy Statement in response to the 13D Group's solicitation for written requests to hold a special meeting, a copy of which will be mailed to shareholders.